Exhibit 99.1

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 16, 2015, is made and entered into by and among Liberty Interactive Corporation, a Delaware corporation (“Parent”), Mocha Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Merger LLC (as defined below) (“Purchaser”), the stockholders listed on Schedule I hereto (collectively, the “Stockholders” and each, a “Stockholder”), and, solely for purposes of Sections 3(b) and 12, zulily, inc., a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the respective meanings specified in the Reorganization Agreement (as defined below).

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner of the number of issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), in each case, of the Company set forth opposite the name of such Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser, Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger LLC”), and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), which provides, among other things, for Purchaser to commence a tender offer for any and all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Purchaser with and into the Company (the “First Merger”) upon the terms and subject to the conditions set forth in the Reorganization Agreement; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Reorganization Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder hereby, solely as to himself or itself, represents and warrants to Parent and Purchaser as follows:

(a) Such Stockholder listed on Schedule I to this Agreement (i) is the record and beneficial owner (as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act, except that for purposes of Schedule I, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of the classes and shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I to this Agreement (which shares, to the extent they are issued and outstanding as of the date hereof, together with any shares of Company Common Stock acquired following the date hereof, including shares of Company Common Stock issued subsequent to the date hereof upon exercise of any Company Stock Options or vesting of any Company RSUs, in each case, held by such Stockholder, the “Shares”), and (ii) except for the Shares (and the other securities of the Company set forth on Schedule I to this Agreement), does not hold or have any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, deferred stock units, options (including any granted pursuant to a Company Stock Plan) or warrants to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound. The consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to such Stockholder or (ii) require any consent, approval, or notice under any statute, Law, rule or regulation applicable to such Stockholder other than (x) as required under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other similar securities laws and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Stockholder of any of his or its obligations under this Agreement.

(e) Except as set forth in Section 4, the Shares and the certificates, if any, representing the Shares owned by such Stockholder are held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares, except for any of the foregoing arising hereunder or imposed by federal or state securities laws.

(f) Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Reorganization Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder herein.

SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to each Stockholder as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Neither the execution and delivery of this Agreement by each of Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Purchaser is a party or by which either Parent or Purchaser or their respective assets are bound. The consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to Parent or Purchaser or (ii) require any consent, approval or notice under any statute, Law, rule or regulation applicable to either Parent or Purchaser, other than (x) as required under the Securities Act, Exchange Act, other similar securities laws and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Purchaser of any of their obligations under this Agreement.

SECTION 3. Tender of the Shares.

(a) Each Stockholder hereby agrees that such Stockholder shall validly tender (and deliver any certificates evidencing) all Shares held by such Stockholder, or cause such Shares to be validly tendered, into the Offer, in accordance with the procedures set forth in the Offer Documents, free and clear of all liens, claims, security interests, options, rights, understandings or arrangements or any other encumbrances or restrictions on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) (other than (i) any Encumbrances arising hereunder (in connection therewith any other restrictions on transfer or any other Encumbrances have been waived by appropriate consent), and (ii) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”)), promptly following (but in no event later than the last time at which the depositary can accept tenders prior to the Expiration Date) the valid delivery of the Tender Notice (as defined below). Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate any Stockholder to exercise any option or any other right to acquire any Shares of Class A Common Stock or Class B Common Stock.

(b) Notwithstanding Section 3(a) or any other provision of this Agreement, in the event of an Adverse Recommendation Change made in compliance with the Reorganization Agreement (a “Trigger Event”), the obligation of each Stockholder to tender the Shares held by such Stockholder in the manner set forth in Section 3(a) shall be modified such that each Stockholder shall validly tender (and deliver any certificates evidencing) into the Offer, promptly following delivery of the Tender Notice, a number of Shares in the aggregate (among all Stockholders party to this Agreement), equal to that number of Shares (rounded up to the nearest whole share) that would represent as of the time of the Tender Notice thirty four and 99/100 percent (34.99%) of the total voting power of the outstanding shares of Company Common Stock (which percentage, for the avoidance of doubt, assumes that the shares of Class B Common Stock validly tendered (and not validly withdrawn) will convert to shares of Class A Common Stock upon consummation of the Offer), (the “Trigger Event Shares”) (or, if previously tendered, the Stockholders may withdraw Shares such that no more than thirty four and 99/100 percent (34.99%) of the total voting power remains tendered); provided, that (A) the Stockholders shall together be responsible for allocating the number of respective Shares subject to tender, and (B) Parent and Purchaser shall cooperate with the Stockholders to assure that the aggregate number of Shares in respect of all Stockholders validly tendered into the Offer shall equal the Trigger Event Shares as of the time of the Tender Notice.

(c) Promptly following the occurrence of a Trigger Event, each Stockholder shall deliver a written notice to Parent indicating the number of Trigger Event Shares and the number of Shares not constituting Trigger Event Shares (such Shares, the “Excess Shares”), and such notice shall include reasonably detailed information to support the determination of such numbers.

(d) Each Stockholder agrees that, once a Stockholder’s Shares are tendered pursuant to this Section 3, such Stockholder will not withdraw such Shares from the Offer (other than as permitted by Section 3(b) in the event of a Trigger Event), unless and until the Reorganization Agreement shall have been validly terminated in accordance with its terms. Upon the occurrence of the foregoing event, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent acting on behalf of Parent and Purchaser, to promptly return to the Stockholder all Shares so tendered.

For purposes of this Section 3, a “Tender Notice” means a written notice, delivered by Parent or Purchaser to each Stockholder on the day of the Expiration Date (as soon as practicable following 5:00 pm New York City time on such Expiration Date but in no event later than one hour prior to the last time at which the depositary can accept tenders prior to the Expiration Date), specifying that (i) all of the Offer Conditions have been satisfied (or are reasonably expected to be satisfied as of the Expiration Date) or otherwise waived by Purchaser (to the extent permitted by or, with respect to clause (h) of Annex A, required by the Reorganization

Agreement) (it being understood that such written notice can only be validly delivered by Parent or Purchaser to the extent that all of the Offer Conditions have, in fact, been satisfied (or are reasonably expected to be satisfied as of the Expiration Date) or otherwise waived by Purchaser (to the extent permitted by or, with respect to clause (h) of Annex A, required by the Reorganization Agreement)); provided, that for purposes of this Section 3, the definition of the “Minimum Tender Condition” as it applies to the Offer Conditions shall mean that there shall have been validly tendered into the Offer (and not validly withdrawn) as of the time of the Tender Notice that number of shares of Company Common Stock which, assuming for purposes of this definition that the consummation of the Offer occurs contemporaneously with delivery of the Tender Notice (for the avoidance of doubt, assuming that the Shares of Class B Common Stock to be so tendered will convert to shares of Class A Common Stock upon consummation of the Offer), when added to any shares of Company Common Stock to be tendered subject and pursuant to Section 3(a) or 3(b), as applicable, of this Agreement, would represent at least a majority of the voting power of the sum of (x) the aggregate voting power of the shares of Company Common Stock outstanding as of the time of the Tender Notice, plus (y) the aggregate voting power of the shares of Company Common Stock issuable to holders of Company Options from which the Company has received notices of exercise as of the time of the Tender Notice (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Options) (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures). For the avoidance of doubt, nothing in this Section 3 shall obligate Parent or Purchaser to deliver a Tender Notice.

SECTION 4. Other Actions.

(a) Prior to the termination of this Agreement, each Stockholder agrees that it will not take any actions that will interfere with its obligations to tender Shares pursuant to the terms of this Agreement.

(b) Notwithstanding the foregoing, each Stockholder may make transfers of Shares: (i)(A) to any other Stockholder, (B) by will or other transfers for tax or estate planning purposes, (C) to immediate family members of the applicable Stockholder, and (D) to a trust or other entity established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder’s immediate family; provided, that in each such case such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such transfer; and (ii) as Parent may otherwise agree in writing in its sole discretion.

(c) During the term hereof, except as set forth in this Section 4, each Stockholder shall continue to hold (and shall cause each of its applicable nominees or custodians for the benefit of such Stockholder to continue to hold), its respective Shares and certificates, if any, representing such Shares, free and clear of Encumbrances, except for Permitted Encumbrances.

(d) Each Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise any rights of appraisal, rights to dissent, or similar rights that such Stockholder may have pursuant to applicable law, including the General Corporation Law of the State of

Delaware, in connection with the Reorganization Agreement and the transactions contemplated thereby and shall not permit any such rights of appraisal, rights of dissent, or similar rights to be exercised with respect to any Shares, and hereby acknowledge that the Company, Parent and Purchaser will reasonably rely to their detriment upon such waiver of appraisal rights.

SECTION 5. No Limitations in Capacity as Director or Officer. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of the Shares, and nothing contained in this Agreement shall be deemed to limit or restrict such Stockholder from the exercise of his fiduciary duties in accordance with applicable Law in his capacity as a member of the board of directors of the Company or as an officer of the Company, as applicable, or would limit or restrict such Stockholder in his capacity as an employee of the Company solely in connection with such Stockholder’s performance of his duties in his capacity as an employee of the Company, as applicable, in all events, to the extent such Stockholder in such capacities complies with the provisions of the Reorganization Agreement.

SECTION 6. No Discussions/Negotiations. Promptly following the execution hereof, each Stockholder shall immediately cease and cause to be terminated all existing discussions or negotiations between such Stockholder and any Person (other than Parent and its Affiliates) with respect to any sale of Shares held by such Stockholder, and shall refrain from engaging in any future discussions or negotiations between such Stockholder and any Person (other than Parent and its Affiliates) with respect to any sale of any Shares held by such Stockholder (other than to state that he is currently not permitted to engage in such discussions or negotiations). Notwithstanding the foregoing, (i) the restrictions in this Section 6 shall not apply with respect to any discussions or negotiations with respect to the transfer of Shares permitted by Section 4(b) of this Agreement, and (ii) following a Trigger Event, each Stockholder shall be entitled to engage in discussions and negotiations between such Stockholder and any Person with respect to the sale (or potential sale) of any Excess Shares held by such Stockholder.

SECTION 7. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement.

SECTION 8. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate with respect to each Stockholder immediately upon the earliest to occur of the following:

(i) termination of the Reorganization Agreement in accordance with its terms;

(ii) the First Effective Time;

(iii) any amendment or change to the Reorganization Agreement or the Offer that (A) decreases the amount, or changes the form (other than in connection with an increase to the amount, the form of consideration applicable to the incremental increase in amount) or (except with respect to extensions of the Offer in accordance with the terms of the Reorganization Agreement) timing, of consideration payable to all of the stockholders of the

Company pursuant to the terms of the Reorganization Agreement in a manner adverse to the stockholders of the Company, effected without such Stockholder’s consent in his capacity as a stockholder of the Company, in which case, the Agreement shall terminate only as to such Stockholder not so consenting in his capacity as a stockholder of the Company; provided, that any Stockholder who does so consent shall remain a party to this Agreement, or (B) that otherwise adversely impacts such Stockholder effected without such Stockholder’s consent in his capacity as a stockholder of the Company, in which case the Agreement shall terminate only as to such Stockholder not so consenting in his capacity as a stockholder of the Company; or

(iv) the mutual written consent of Parent and such Stockholder.

(b) Sections 9 and 12 hereof shall survive the termination of this Agreement.

SECTION 9. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the First Merger is consummated.

SECTION 10. Public Announcements. Each Stockholder consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company of each Stockholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, in any press release, any Current Report on Form 8-K, the Offer Documents, the Form S-4, and any other disclosure document in connection with the Reorganization Agreement. Parent and Purchaser hereby consent to and authorize the publication and disclosure by the Stockholders of the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Stockholders reasonably determine in their good faith judgment is required to be disclosed by Law, including in any Exchange Act filing. In connection with any such publication and disclosure, the parties hereto shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such publications or disclosures.

SECTION 11. Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the First Effective Time or (ii) any termination of this Agreement in accordance with Section 8, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then any Shares and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 11 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

SECTION 12. Miscellaneous.

(a) Notices. All notices and other communications required or permitted hereunder, or in connection herewith, shall be in writing and shall be deemed given (i) when delivered in person, (ii) upon transmission by (A) electronic mail or (B) facsimile transmission as evidenced by confirmation of transmission to the sender (in each case, but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case to Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Purchaser, to:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: General Counsel
Telephone No.: (720) 875-5300
Facsimile No.: (720) 875-5401
E-mail: legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Jonathan Gordon Renee Wilm
Telephone No.: (212) 408-2500
Facsimile No.: (212) 259-2500
E-mail: jonathan.gordon@bakerbotts.com renee.wilm@bakerbotts.com if to any Stockholder, to:

zulily, inc.
2601 Elliott Ave., Suite 200
Seattle, WA 98121
Attention: General Counsel
Telephone No.: (206) 454-3322
Facsimile No.: (206) 299-3772
E-mail: drunnette@zulily.com

if to the Company, to:

zulily, inc.
2601 Elliott Ave., Suite 200
Seattle, WA 98121
Attention: General Counsel
Telephone No.: (206) 454-3322
Facsimile No.: (206) 299-3772
E-mail: drunnette@zulily.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Keith A. Flaum James R. Griffin
Telephone No.: (650) 802-3000
Facsimile No.: (650) 802-3100
E-mail: keith.flaum@weil.com james.griffin@weil.com and
Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, Washington 98101
Attention: John Robertson
Telephone No.: (206) 452-8763
Facsimile No.: (206) 452-8800
E-mail: jrobertson@cooley.com

(b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including by facsimile or via portable document format (.pdf)), it being understood that all parties hereto need not sign the same counterpart.

(c) Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and thereto and their respective successors and assigns.

(d) Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto (including, for this purpose, the Company) at the time of the amendment.

(e) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

(f) Interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties hereto having the assistance of counsel and other advisers. It is the intention of the parties hereto that this Agreement not be construed more strictly with regard to one party than with regard to the others.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void; provided, however, that Purchaser may assign in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of their obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(h) Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(i) Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(j) Enforcement; Exclusive Jurisdiction. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 12(a).

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(k).

(l) Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company, Merger Sub LLC or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Reorganization Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Closing) or (ii) alleging a breach of any duty of the Company Board in connection with the Reorganization Agreement, this Agreement or the transactions contemplated thereby or hereby.

Each Stockholder agrees to provide prompt written notice to Parent or Purchaser upon obtaining Knowledge of the commencement, or the threat of commencement, of any such claims set forth in the foregoing clauses (i) or (ii).

(m) Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Shares passes, whether by operation of applicable Law or otherwise, including each Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other securities of the Company issued to or acquired by each Stockholder after the date hereof.

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IN WITNESS WHEREOF, Parent, Purchaser, each Stockholder and, for the limited purposes described herein, the Company, have caused this Agreement to be duly executed and delivered as of the date first written above.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President and Deputy General Counsel

MOCHA MERGER SUB, INC.

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President and Deputy General Counsel

Solely for purposes of Sections 3(b) and 12

ZULILY, INC.

By:	/s/ Darrell Cavens
	Name:	Darrell Cavens
	Title:	President and Chief Executive Office

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, Parent, Purchaser, each Stockholder and, for the limited purposes described herein, the Company, have caused this Agreement to be duly executed and delivered as of the date first written above.

DARRELL CAVENS

By:	/s/ Darrell Cavens

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, Parent, Purchaser, each Stockholder and, for the limited purposes described herein, the Company, have caused this Agreement to be duly executed and delivered as of the date first written above.

MARK VADON

By:	/s/ Mark Vadon

VADON HOLDINGS, LLC

By:	/s/ Mark Vadon

Name:	Mark Vadon

Title:	Manager

LAKE TANA, LLC

By:	/s/ Mark Vadon

Name:	Mark Vadon

Title:	Manager

[Signature Page to Tender and Support Agreement]

Schedule I

Name and Address	Class A Common Stock	Class B Common Stock	Vested Options	Unvested Options	Restricted Stock Units
Darrell Cavens c/o zulily, inc. 2601 Elliott Avenue Ste 200 Seattle, WA 98121	0	21,015,781	739,907	3,206,265	0

Total:	0	21,015,781	739,907	3,206,265	0

Mark Vadon c/o zulily, inc. 2601 Elliott Avenue Ste 200 Seattle, WA 98121	393,479	8,091,919	246,635	1,068,755	0
Vadon Holdings LLC c/o zulily, inc. 2601 Elliott Avenue Ste 200 Seattle, WA 98121	31,731	1,125,000	0	0	0
Lake Tana, LLC c/o zulily, inc. 2601 Elliott Avenue Ste 200 Seattle, WA 98121		24,925,766	0	0	0

Total:	425,210	34,142,685	246,635	1,068,755